EXHIBIT 5.1

Letterhead of
Goldfarb, Levy, Eran, Meiri, Tzafrir & Co.
Law Offices

May 10, 2010

Radware Ltd.
22 Raoul Wallenberg Street
Tel Aviv 69701
Israel

Ladies and Gentlemen:

We have acted as Israeli counsel to Radware Ltd., an Israeli company (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to 1,000,000 Ordinary Shares, nominal value NIS 0.10 each of the Company (the “Shares”), to be issued under the Radware Ltd. 2010 Employee Share Purchase Plan (the “Plan”).

We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Israel.

   In connection with this opinion, we have examined such corporate records, other documents, and such questions of Israeli law as we have considered necessary or appropriate for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies, the authenticity of the originals of such copies and the due constitution of the Board of Directors of the Company.

        Based on the foregoing and subject to the qualifications stated herein, we advise you that in our opinion, the Shares, when issued and paid for in conformance with the terms and conditions of the Plan, will be duly authorized, validly issued, fully paid and non-assessable.

       We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

Very truly yours,

/s/ Goldfarb, Levy, Eran, Meiri, Tzafrir & Co.
Goldfarb, Levy, Eran, Meiri, Tzafrir & Co.